Exhibit 10.52

SEPARATION AGREEMENT

I, Michael A. Russell ("Employee," "me" or "I"), understand that I ceased to be an officer of American Technology Corporation (the "Company") on December 16, 2005 (the "Termination Date"). I will remain an employee of the Company from the Termination Date through January 3, 2006 (the "Separation Date"). The Company has agreed that in exchange for my covenants in this Agreement, including my execution of the Release attached as Exhibit C, and the promises, releases, and covenants herein, the Company will pay me severance in the amount of $46,250 (Forty Six Thousand and Two Hundred and Fifty Dollars and No Cents) payable in accordance with the Company's regular payroll practices at the rate of my base compensation in effect immediately prior to the Separation Date, until such cash benefit has been paid in full, and will be subject to standard withholdings and deductions. Notwithstanding the foregoing, all amounts which are or will be unpaid as of March 15, 2006, will be paid on or before that date, subject to standard withholding and deductions. The Company will also pay on my behalf the premiums for continuing health benefits under COBRA, until the earlier to occur of my being eligible for health care coverage through my next employer, or March 31, 2006. The benefits described in the preceding two sentences are referred to in this Agreement as the "Severance Benefits." I understand that I am not entitled to the Severance Benefits unless and until I sign the Release in the form attached hereto as Exhibit C (the "Release") within 21 days after the Separation Date, and the revocation period has expired without being exercised. I further understand that I am not entitled to the Severance Benefits unless I remain an employee of the Company continuously from the Termination Date through the Separation Date. I understand and agree that in addition to these Severance Benefits, the Company will pay me all of my accrued salary and vacation, to which I am entitled by law.

I acknowledge my continuing obligations under my American Technology Corporation Proprietary Information and Inventions Agreement for Employees (attached as Exhibit A). Pursuant to the American Technology Corporation Proprietary Information and Inventions Agreement for Employees, I understand that among other things, I must not use or disclose any confidential or proprietary information of the Company and I must immediately return all Company property and documents (including all embodiments of proprietary information) and all copies thereof in my possession or control. I acknowledge that I have acquired no rights by license or otherwise in any ["Confidential Information"] as such term is defined in the American Technology Corporation Proprietary Information and Inventions Agreement for Employees. I also acknowledge the Mutual Agreement to Arbitrate (attached as Exhibit B) between myself and the Company dated June 19, 2004, and agree to that Mutual Agreement to Arbitrate's validity and application to any disputes arising under this Agreement. I also agree that any arbitration regarding this Agreement shall take place in San Diego County, California.

I agree not to make any statement or take any action which would damage the reputation or promotion of the Company or its products.

If either I or the Company commences an action against the other party to enforce any of the terms hereof or in the Release or because of the breach by such other party of any of the terms hereof or in the Release, the prevailing party shall be entitled, in addition to any other relief granted, to all actual out-of-pocket costs and expenses incurred by such prevailing party in connection with such action and the enforcement and collection of any judgment rendered therein, including, without limitation, all reasonable attorneys' fees, consultant fees and expert witness fees, and a right to such costs and expenses shall be deemed to have accrued upon the commencement of such action and shall be enforceable whether or not such action is prosecuted to judgment.

This Agreement, including Exhibits A, B and C hereto, constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Company that is not expressly stated herein. This Agreement may only be modified by a writing signed by both me and a duly authorized officer of the Company.

I accept and agree to the terms and conditions stated above:

December 23, 2005	/s/ Michael Russell
Date	Michael A. Russell

December 23, 2005	AMERICAN TECHNOLOGY CORPORATION
Date

By:	/s/ John R. Zavoli
Title:	President and Chief Operating Officer and
Interim Chief Financial Officer

EXHIBIT C

Release

In exchange for the consideration provided to me by the Separation Agreement dated December 23, 2005 (the "Separation Agreement") that I am not otherwise entitled to receive, I hereby unconditionally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to the Separation Date (as defined in the Separation Agreement). This general release includes, but is not limited to: (1) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), and the California Fair Employment and Housing Act (as amended) and other analogous state and local laws or regulations.

In giving this release, which includes claims which may be unknown to me at present, I hereby acknowledge that I have read and understand Section 1542 of the Civil Code of the State of California which reads as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

I hereby expressly waive and relinquish all rights and benefits under Section 1542 and any law or legal principle of similar effect in any jurisdiction with respect to claims released hereby.

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the federal Age Discrimination in Employment Act of 1967, as amended ("ADEA"). I also acknowledge that the consideration given for the waiver in the above paragraph is in addition to anything of value to which I was already entitled. I have been advised by this writing, as required by the ADEA that: (a) my waiver and release do not apply to any claims that may arise after my executing of this Release; (b) I should consult with an attorney prior to executing this Release; (c) I have twenty-one (21) days within which to consider this Release (although I may choose to voluntarily execute this Release earlier); and (d) as set forth in the following paragraph, I have seven (7) calendar days following the execution of this Release to revoke the Release, in which case I will not be entitled to the Severance Benefits set forth in the Separation Agreement.

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Within three (3) calendar days of signing and dating this Release, I agree to deliver the executed original of this Release to Norma Berry, American Technology Corporation, 13114 Evening Creek Drive South, San Diego, CA 92128. However, I and the Company acknowledge and agree that I may revoke this Release for up to seven (7) calendar days following my execution of this Release and it shall not become effective or enforceable until the revocation period has expired. I and the Company further acknowledge and agree that such revocation must be in writing addressed to and received by David B. Chidlaw not later than midnight on the 7th day following execution of this Release by me. Should I revoke this Release under this paragraph, this Release shall not be effective or enforceable and I will not receive the Severance Benefits set forth in the Separation Agreement.

I accept and agree to the terms and conditions stated above:

December 23, 2005	/s/ Michael Russell
Date	Michael A. Russell

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